Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-291057), Form S-1 (No. 333-289704 and No. 333-288571), and Form S-3 (No. 333-287009 and No. 333-284234), of reAlpha Tech Corp. and Subsidiaries (the “Company”) of our report dated March 12, 2026, relating to the consolidated financial statements and financial statement schedule, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 to which this consent is filed as an exhibit. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ GBQ Partners LLC

Columbus, Ohio

March 12, 2026